Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 7 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Currency L.P., Post Effective Amendment No. 9 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Global Balanced L.P., Post Effective Amendment No. 7 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Select L.P., Post Effective Amendment No. 7 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Strategic L.P., and Post Effective Amendment No. 7 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Technical L.P. of our report dated February 28, 2007, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006 for Morgan Stanley Spectrum Currency L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Strategic L.P., and Morgan Stanley Spectrum Technical L.P., appearing in the preliminary prospectus dated October 9, 2007, which is a part of each Post Effective Amendment referenced above.

We also consent to the use of our report dated February 26, 2007 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2006 and 2005, appearing in the preliminary prospectus dated October 9, 2007, which is part of each Post Effective Amendment referenced above.

We also consent to the reference to us under the heading “Experts” in the preliminary prospectus dated October 9, 2007, appearing in each Post Effective Amendment referenced above.

/s/ Deloitte & Touche LLP

New York, New York
October 9, 2007